PROSPECTUS Dated June 2, 1997                               Amendment No. 1 to
PROSPECTUS SUPPLEMENT                             Pricing Supplement No. 47 to
Dated June 17, 1997                       Registration Statement No. 333-27919
                                                       Dated February 11, 1998
                                                                Rule 424(b)(3)

                Morgan Stanley, Dean Witter, Discover & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES D
         Euro Floating Rate Senior Bearer Notes Due February 2001

                               ------------

               The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due February 2001) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.


Principal Amount:        ITL 30,000,000,000

Maturity Date:           February 23, 2001; provided that if such day is not a
                         Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity Date.

Settlement and Issue
  Date:                  February 23, 1998

Interest Accrual Date:   February 23, 1998

Issue Price:             100%

Specified Currency:      Italian Lira ("ITL")


Redemption Percentage
  at Maturity:           100%  See also "Other Provisions--Premium" below.

Base Rate:               LIBOR.  See also "Other Provisions--Interest Rate"
                         below.

Spread
  (Plus or Minus):       Plus 0.80% per annum.  See also "Other Provisions--
                         Interest Rate" below.

Spread Multiplier:       N/A

Alternate Rate
  Event Spread:          N/A

Index Currency:          Italian Lira

Index Maturity:          3 months

Maximum Interest Rate:   N/A

Minimum Interest Rate:   See "Other Provisions--Premium" below.

Initial Redemption Date: N/A

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage
  Reduction:             N/A

Optional Repayment
  Date(s):               N/A

Total Amount of OID:     None

Original Yield to
  Maturity:              N/A

Initial Accrual
  Period OID:            N/A

Interest Payment Dates:  Each February 23, May 23, August 23 and November 23,
                         commencing May 23, 1998 (each an "Interest Payment Date"); provided that if any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day

Interest Payment
  Period:                Quarterly

Initial Interest
  Rate:                  6.925% per annum

Initial Interest
  Reset Date:            May 23, 1998; provided that if such day is not a
                         Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business
                         Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Initial Interest Reset Date will be the immediately preceding day that is a Business Day.

Interest Reset Dates:    Each Interest Payment Date

Interest Reset Periods:  The period from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date.

Interest Determination
  Date:                  Two London Banking Days preceding each Interest
                         Reset Date

Reporting Service:       Telerate 3740

Business Days:           Milan, London, New York

Agent:                   Morgan Stanley & Co. International Limited

Calculation Agent:       The Chase Manhattan Bank (London Branch)

                                              (Continued on next page)


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER


(Continued from previous page)


Paying Agent:            The Chase Manhattan Bank (London Branch)

Exchange Rate Agent:     Morgan Stanley & Co. International Limited

Denominations:           ITL 10,000,000

Common Code:             8464685

ISIN:                    XS0084646859

Other Provisions:

  Interest Rate:         For the Interest Payment Period from and including
                         February 23, 1998 to but excluding May 23, 1998, the Interest Rate shall be the Initial Interest
                         Rate. For each Interest Payment Period commencing on or after May 23, 1998, the Notes will bear interest at the rate of (i) 3 Month ITL LIBOR plus
                         .80% per annum during each Interest Payment Period on which 3 Month ITL LIBOR is equal to or greater than the Floorside Strike Interest Rate and less than or equal to the Topside Strike Interest Rate on the Interest Determination Date for such Interest Payment Period and (ii) 0.00% during any other Interest Payment Period. But see "Other
                         Provisions--Premium" below.

  Floorside Strike
  Interest Rate:         4.15%

  Topside Strike
  Interest Rate:         6.50% for each Interest Payment Period from and
                         including February 23, 1998 to but excluding
                         February 23, 1999. 6.00% for each Interest Payment
                         Period from and including February 23, 1999 to but excluding February 23, 2001.

  Premium:               At maturity, the holder of each Note
                         will receive a premium equal to 4.00% of the par amount of such Note less the sum of the interest payments received by the holder on all Interest Payment Dates including the Maturity Date; provided that the Premium shall not be less than zero.